Exhibit 99.1

Audience Announces First Quarter 2013 Financial Results

MOUNTAIN VIEW, Calif. – May 2, 2013 – Audience, Inc. (NASDAQ: ADNC), the leader in advanced voice and audio processing for mobile devices, today announced its first quarter 2013 financial results.

Revenue for the first quarter of 2013 was $47.2 million, compared with $31.1 million for the same period in 2012. As reported under U.S. generally accepted accounting principles (GAAP), first quarter 2013 net income was $4.6 million, or $0.20 per diluted share based on weighted average shares outstanding of 23.3 million. This compares with GAAP net income of $4.2 million, or $0.16 per diluted share based on weighted average shares outstanding of 3.8 million, for the same period in 2012. Gross margin on a GAAP basis for the first quarter of 2013 was 54.0% of revenue, compared to 56.9% of revenue for the same period in 2012.

Using Audience’s non-GAAP net income as defined below, non-GAAP net income for the first quarter of 2013 was $6.2 million, or $0.27 per diluted share based on weighted average shares outstanding of 23.3 million. This compares with non-GAAP net income of $4.9 million, or $0.28 per diluted share based on weighted average shares outstanding of 17.1 million, for the same period in 2012. Gross margin on a non-GAAP basis for the first quarter of 2013 was 54.2% of revenue, compared to 56.9% of revenue for the same period in 2012.

“Audience earSmart solutions continued to gain traction during the first quarter of 2013 with new products shipping from key customers including Samsung, Dell, Huawei and Xiaomi,” said Peter Santos, president and chief executive officer. “We believe our diversification strategy is creating a strong foundation for long term growth as Advanced Voice leads the next wave of human interface across numerous consumer platforms.”

“In an increasingly challenging and competitive market, our results exceeded expectations on all key financial metrics. With this strong start to the year, we believe we are well positioned for 2013,” said Kevin Palatnik, chief financial officer.

Business Outlook

For the second quarter of 2013, Audience expects total revenue to be in the range of $43 to $46 million. Second quarter GAAP gross margin is expected to be in the range of 56% to 59%. Second quarter GAAP net income, which includes $1.5 million of expected stock-based compensation expense and $0.3 million of non-cash rent expense, is expected to be in the range of $2.1 to $3.1 million, or $0.09 to $0.13 per diluted share on approximately 23.5 million diluted weighted average shares outstanding.

Second quarter non-GAAP gross margin is expected to be in the range of 56.5% to 59.5%. Second quarter non-GAAP net income is expected to be in the range of $3.5 to $4.5 million, or $0.15 to $0.19 per share on a diluted basis.

A schedule showing a reconciliation of the business outlook from GAAP diluted net income per share to non-GAAP diluted net income per share is included with this release.

The above information concerning guidance represents Audience’s outlook only as of the date hereof and is subject to change as a result of amendments to material contracts and other changes in business conditions. Audience undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Quarterly Conference Call Today

Peter Santos, president and chief executive officer, and Kevin Palatnik, chief financial officer, will host a first quarter 2013 financial results conference call today at 1:30 pm (Pacific) / 4:30 pm (Eastern). Attendees are asked to join the conference call at least ten minutes prior to the scheduled conference call time. The call may be accessed by dialing 1-877-212-6076 (toll free) or 1-707-287-9331 (international). The passcode is 35376982. A live and archived webcast of the call will be available on Audience’s website at http://investor.audience.com/ for 30 days.

Audience expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Audience may reiterate the business outlook published in this press release. At the same time, Audience will keep this press release, including the business outlook, publicly available on its website.

Beginning June 14, 2013, Audience will observe a Quiet Period during which Audience’s representatives will not comment on Audience’s business outlook, financial results or expectations. The Quiet Period will extend until the day when Audience’s Second Quarter 2013 Earnings Release is published, which is currently scheduled for August 1, 2013.

Use of Non-GAAP Financial Measures

Audience prepares its financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The non-GAAP financial measures, such as gross margin, net income and earnings per share information for the three months and quarter ended March 31, 2013 and similar periods from the prior year included in this press release are different from those otherwise presented under GAAP. The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants accounted for under GAAP. Stock-based compensation expense has been and will continue to be a significant recurring expense for Audience. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income.

Stock warrant revaluation expense is related to preferred stock warrants outstanding that had to be revalued each quarter prior to our initial public offering. We believe the comparisons of ongoing operations should exclude effects of such revaluations as preferred stock warrant revaluation represents a non-cash expense.

On June 5, 2012, Audience entered into a lease agreement for its future corporate headquarters facility in Mountain View, California. The facility is in the process of being constructed. Pursuant to the lease agreement, the lease falls under “build-to-suit” accounting treatment and therefore, in accordance with accounting for the effect of lessee involvement in asset construction, the company is considered to be the owner of the real estate project during the construction period. As such, Audience recorded an asset for construction in progress for incurred construction costs, and a liability for those costs that are not funded by the company. Additionally, the rent costs associated with the ground lease during construction was recorded to the income statement. This rent cost is a non-cash charge that the company excluded from its non-GAAP net income.

The shares used to compute non-GAAP basic and diluted net income per share include the assumed conversion of all outstanding shares of convertible preferred stock and certain preferred stock warrants into shares of common stock using the as-if converted method as of the beginning of each period presented or the date of issuance, if later. In May 2012, in conjunction with the closing of our initial public offering, all of our outstanding preferred stock was converted into shares of our common stock.

Audience has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between quarters and annual growth rates that are not influenced by certain non-cash charges and therefore are helpful in understanding Audience’s underlying operating results. These non-GAAP measures are some of the primary measures Audience’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of the GAAP to non-GAAP results are presented at the end of this press release.

Cautionary Note Concerning Forward-Looking Statements

Statements in the press release and certain matters to be discussed on the first quarter conference call regarding Audience, Inc., which are not historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements relating to expectations of future revenue, net income and operating margin performance, future success for various products and our leadership position in the market, the demand for our solutions including continued demand by customers upon whom we are substantially dependent and diversification of our customer base are based on current expectations and assumptions that are subject to risks and uncertainties. Our actual results could differ materially from those we anticipate as a result of various factors, including: our dependence on a single OEM, Samsung Electronics Co. Ltd., for a substantial portion of our revenue; the transition our relationship with Apple, Inc. is undergoing; our need to maintain and expand our existing relationships with our OEMs and to establish relationships with new OEMs in order to maintain and increase our revenue; our ability to sustain profitable operations due to our history of losses and accumulated deficit; quarterly fluctuations in our results due to factors such as the timing of OEM product launches, customer purchasing behavior in light of anticipated mobile phone launches and our assessments of whether we have excess or obsolete inventory, among other factors; competition in the market for our products; our ability to enter new end user product markets, such as notebooks and smart TVs, as well as new geographic markets; pressure on the average selling prices for our products; our lengthy sales cycle and the lack of certainty as to whether any given OEM’s products will achieve market acceptance; our OEMs’ lengthy and expensive process to qualify our products; our ability to develop new or enhanced products in a timely manner that achieve market acceptance; our reliance on third parties to manufacture, assemble and test our products; defects that may be present in our products; the impact of future intellectual property litigation and claims for indemnification; changes in tax laws or our ability to utilize our tax structure and net operating losses and other risks inherent in fabless semiconductor businesses. For a discussion of these and other related risks, please refer to “Risk Factors” in our most recent Form 10-K for the year ended December 31, 2012, which is available on the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About Audience

Audience is the leader in advanced voice and audio processing for mobile devices. Its family of earSmart™ intelligent voice processors is based on the processes of human hearing, to suppress background noise and enhance mobile voice quality. Audience’s technology substantially improves the mobile voice experience, while also improving the performance of speech-based services, and enhancing audio quality for multimedia. Audience earSmart™ processors are featured in mobile devices from leading providers in Asia-Pacific, Europe and the U.S. The company is based in Mountain View, California. For more information, see www.audience.com.

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ADNC-F
For more information, contact:

Investors and Shareholders

The Blueshirt Group
Suzanne Craig or	Melanie Friedman
415-217-4962	415-217-4964
suzanne@blueshirtgroup.com	melanie@blueshirtgroup.com

Media and Industry Analysts
Diane Vanasse
408-242-0027
dvanasse@audience.com

Audience, Inc.

Condensed consolidated balance sheets

(in thousands)

(unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$106,270	$109,606
Restricted cash	170	—
Marketable securities	18,018	18,032
Accounts receivable, net	20,217	12,926
Inventories	15,801	13,266
Other current assets	4,090	3,669

Total current assets	164,566	157,499
Property and equipment, net	16,316	11,801
Other noncurrent assets	1,394	1,389
Restricted cash – noncurrent portion	—	170

Total assets	$182,276	$170,859

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,181	$9,745
Accrued and other current liabilities	9,224	9,228
Deferred credits and income	364	285
Financing obligation for construction in progress	8,672	5,290

Total current liabilities	28,441	24,548
Taxes payable – noncurrent	524	376

Total liabilities	28,965	24,924

Stockholders’ equity
Preferred stock	—	—
Common stock	21	21
Additional paid-in capital	175,192	172,461
Accumulated other comprehensive income	3	3
Accumulated deficit	(21,905)	(26,550)

Total shareholders’ equity	153,311	145,935

Total liabilities and stockholders’ equity	$182,276	$170,859

Audience, Inc.

Condensed consolidated statements of comprehensive income

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue:
Hardware	$43,668	$19,409
Licensing	3,561	11,699

Total revenue	47,229	31,108
Cost of revenue	21,720	13,419

Gross profit	25,509	17,689
Operating expenses:
Research and development	9,450	5,668
Selling, general and administrative	10,345	7,524

Total operating expenses	19,795	13,192

Income from operations	5,714	4,497
Interest income, net	54	3
Other expense, net	(75)	(208)

Income before income taxes	5,693	4,292
Income tax expense	1,048	123

Net income	$4,645	$4,169

Net income per share:
Basic	$0.22	$0.19

Diluted	$0.20	$0.16

Weighted average shares used in computing net income per share:
Basic	20,961	1,080

Diluted	23,324	3,832

Other comprehensive income:
Foreign currency translation adjustments	$—	$(52)

Comprehensive income	$4,645	$4,117

Audience, Inc.

GAAP to Non-GAAP net income reconciliation

(in thousands)

	Three Months Ended March 31,
	2013	2012
GAAP net income	$4,645	$4,169
Stock-based compensation	1,317	537
Non-cash rent expense	248	—
Revaluation of warrant liability	—	167

Non-GAAP net income	$6,210	$4,873

Audience, Inc.

Unaudited computation of GAAP earnings per share

(in thousands, except for per share data)

	Three Months Ended March 31,
	2013	2012
Computation of GAAP net income per share:
GAAP net income	$4,645	$4,169
Non-cumulative dividends to preferred stockholders	—	(1,498)
Undistributed earnings allocated to preferred stockholders	—	(2,469)

Net income – basic	4,645	202
Adjustment for undistributed earnings reallocated to the holders of common stock	—	399

Net income – diluted	$4,645	$601

Weighted average shares used in computing net income per share:
Basic	20,961	1,080

Diluted	23,324	3,832

Net income per share:
Basic	$0.22	$0.19

Diluted	$0.20	$0.16

Audience, Inc.

Unaudited reconciliation of GAAP to non-GAAP diluted earnings per share

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
GAAP net income	$4,645	$4,169
Non-cumulative dividends to preferred stockholders	—	(1,498	)(B)
Undistributed earnings allocated to preferred stockholders	—	(2,469)

GAAP net income – basic	4,645	202
Adjustment for undistributed earnings reallocated to the holders of common stock	—	399

GAAP net income – diluted	4,645	601
Non-GAAP adjustments:
Stock-based compensation	1,317	537
Non-cash rent expense	248	—
Revaluation of warrant liability	—	167
Non-GAAP as if converted method	—	3,568	(A)

Non-GAAP net income – diluted	$6,210	$4,873

GAAP – diluted weighted average shares	23,324	3,832

Non-GAAP – diluted weighted average shares	23,324	17,119	(C)

GAAP – diluted net income per share	$0.20	$0.16
Non-GAAP adjustments:
Stock-based compensation	0.06	0.03
Non-cash rent expense	0.01	—
Revaluation of warrant liability	—	0.01
Non-GAAP as if converted method	—	0.08	(B)

Non-GAAP – diluted net income per share	$0.27	$0.28

(A)	For the three months ended March 31, 2012, non-GAAP net income was adjusted by $3,568 to give effect to the conversion of our convertible preferred stock using the as-if converted method into common shares as if the conversion had occurred as of the beginning of the period presented.
(B)	For the three months ended March 31, 2012, non-GAAP diluted EPS was computed to give effect to the conversion of our convertible preferred stock and certain preferred stock warrants using the as-if converted method into common shares as if the conversion had occurred as of the beginning of the period presented. Therefore to bridge the GAAP to non-GAAP EPS the $1,498 non-cumulative dividends to preferred stockholders should not be allocated to stockholders.
(C)	For the three months ended March 31, 2012, non-GAAP diluted weighted average shares of 17,119 was computed to give effect to the conversion of our convertible preferred stock and certain preferred stock warrants using the as-if conversion method into common shares as if the conversion had occurred as of the beginning of the period presented.

Audience, Inc.

Non-GAAP condensed consolidated statements of operations

Impact of Non-GAAP adjustments on reported GAAP net income

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
	Reported GAAP	Adjustments		Non-GAAP	Reported GAAP		Adjustments		Non-GAAP
Revenue:
Hardware	$43,668	$—		$43,668	$19,409		$—		$19,409
Licensing	3,561	—		3,561	11,699		—		11,699

Total revenue	47,229	—		47,229	31,108		—		31,108

Cost of revenue	21,720	(69	)(A)	21,651	13,419		(25	)(B)	13,394

Gross profit	25,509	69		25,578	17,689		25		17,714
Operating expenses:
Research and development	9,450	(612	)(A)	8,838	5,668		(142	)(B)	5,526
Selling, general and administrative	10,345	(884	)(A)	9,461	7,524		(370	)(B)	7,154

Total operating expenses	19,795	(1,496)		18,299	13,192		(512)		12,680

Income from operations	5,714	1,565		7,279	4,497		537		5,034
Interest income, net	54	—		54	3		—		3
Other expense, net	(75)	—		(75)	(208)		167	(C)	(41)

Income before income taxes	5,693	1,565		7,258	4,292		704		4,996
Income tax expense	1,048	—		1,048	123		—		123

Net income	$4,645	$1,565		$6,210	$4,169		$704		$4,873

Net income per share:
Basic	$0.22			$0.30	$0.19	(D)			$0.34

Diluted	$0.20			$0.27	$0.16	(D)			$0.28

Weighted average shares used in computing net income per share:
Basic	20,961			20,961	1,080				14,285	(E)

Diluted	23,324			23,324	3,832				17,119	(E)

(A)	Stock-based compensation expense total - $1,317 and non-cash rent expense total - $248
(B)	Stock-based compensation expense total - $537
(C)	Quarterly warrant revaluation - $167
(D)	GAAP basic and diluted EPS was calculated using the two-class method until our convertible preferred stock converted to common stock upon the closure of our initial public offering. Therefore, our GAAP net income was adjusted by a decrease of $3,967 and $3,568 in arriving to “net income” for the calculation of basic and diluted GAAP EPS, respectively.
(E)	Non-GAAP basic and diluted EPS was computed to give effect to the conversion of our convertible preferred stock and certain preferred stock warrants using the as-if converted method into common shares as if the conversion had occurred as of the beginning of period presented.

Audience, Inc.

Estimated computation of GAAP to non-GAAP diluted earnings per share

Three Months Ended June 30, 2013
Estimated GAAP diluted net income per share	$0.09 - $0.13
Estimated stock-based compensation expense per share	$0.05
Estimated non-cash rent expense per share	$0.01
Non-GAAP – diluted net income per share	$0.15 - $0.19